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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Cooperman                           Wayne
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   (Last)                           (First)                 (Middle)

237 Park Avenue, Suite 900
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                                    (Street)

New York                            New York                10012
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   (City)                          (State)                  (Zip)


________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

3/7/02
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

Resource America Inc. (REXI)
________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_] Director                                 [x] 10% Owner
     [_] Officer (give title below)               [_] Other (specify below)


________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [x]  Form filed by One Reporting Person

     [_]  Form filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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
Common Stock                          1,761,700                  I                     ++
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

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

++ The securities reported on this filing are held in (a) the accounts of unregistered investment companies over which the Reporting Person has investment discretion by virtue of the Reporting Person's positions in the general partner or investment manager, as applicable, of said entities and
     (b) managed accounts over which the Reporting Person has investment discretion by virtue of the Reporting Person's position in the investment advisor of said managed accounts. The Reporting Person in turn has a pecuniary interest in the securities held by certain of these unregistered investment companies equal to his portion of the incentive allocation potentially made to the general partner of certain entities each year.

+++ The reporting person hereby disclaims beneficial ownership over the shares reported on this Form 3 to the extent of his pecuniary interest therein.


/s/ Wayne Cooperman +++                                           2/19/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

*    If the Form is filed by more than one Reporting Person, see Instruction
     5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

01181.0001 #385664